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279 Apartment Homes

Second Quarter 2018

Earnings Release and Supplemental Information

Aimco
APARTMENT HOMES

Page

2	Earnings Release

11	Addendum A: Los Angeles Market Profile

14	Consolidated Statements of Operations

15	Consolidated Balance Sheets

16	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

17	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

20	Schedule 3 – Property Net Operating Income

22	Schedule 4 – Apartment Home Summary

23	Schedule 5 – Capitalization and Financial Metrics

25	Schedule 6 – Same Store Operating Results

29	Schedule 7 – Real Estate Portfolio Data by Market

31	Schedule 8 – Disposition and Acquisition Activity

32	Schedule 9 – Real Estate Capital Additions Information

33	Schedule 10 – Redevelopment/Development Portfolio

37	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Second Quarter Results
Denver, Colorado, August 2, 2018 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today second quarter results for 2018.
Chairman and Chief Executive Officer Terry Considine comments: “In the second quarter, Aimco produced solid results: Same Store Net Operating Income was up 3.2% year-over-year; Redevelopment contributed more earnings and further value creation; and 2018 paired trades were completed, increasing expected Free Cash Flow returns by 400 basis points.”
“We completed our exit from the affordable housing line of business, part of a strategic plan set in 2011. Since then, Aimco has made steady progress on other elements of the plan: selling $4.2 billion in lower-rated communities; improving portfolio quality to $2,090 in monthly revenue per apartment home; and reducing leverage by $1.8 billion. As a result, Net Asset Value per share more than doubled.”
Chief Financial Officer Paul Beldin adds: “Second quarter 2018 AFFO of $0.54 per share was $0.02 per share ahead of the high end of our guidance range, and Pro forma FFO of $0.61 per share met the high end of guidance. AFFO exceeded the midpoint of our expectations due to $0.01 per share of stronger property operating results with the remainder due to timing-related items.”
Financial Results: Second Quarter Pro forma FFO Flat; AFFO Up 6%

	SECOND QUARTER			YEAR-TO-DATE
(all items per common share - diluted)	2018	2017	Variance	2018	2017	Variance
Net income	$0.02	$0.10	(80%)	$0.54	$0.17	218%
Funds From Operations (FFO)	$0.59	$0.61	(3%)	$1.19	$1.19	—%
Add back legal and severance costs	$0.02	$—	—%	$0.02	$—	—%
Pro forma Funds From Operations (Pro forma FFO)	$0.61	$0.61	—%	$1.21	$1.19	2%
Deduct Capital Replacements	$(0.07)	$(0.10)	(30%)	$(0.14)	$(0.17)	(18%)
Adjusted Funds From Operations (AFFO)	$0.54	$0.51	6%	$1.07	$1.02	5%
Net Income (per diluted common share) - Year-over-year, second quarter net income decreased due to higher depreciation from redevelopments placed into service and from apartment communities acquired during 2018 and to lower gains on the sale of real estate.
Pro forma FFO (per diluted common share) - Aimco’s second quarter Pro forma FFO was flat year-over-year. The following items contributed to Pro forma FFO:

•	$0.02 from Same Store Property Net Operating Income growth of 3.2%, driven by a 3.2% increase in revenue, offset by a 3.3% increase in expenses; and

•
$0.03 from leasing activity related to renovated homes at Redevelopment communities, 2018 acquisitions, and the second quarter 2017 reacquisition of a 47% interest in the Palazzo communities, offset in part by lower Property Net Operating Income from apartment communities sold in 2017 and 2018.

As compared to 2017, this increase of $0.05 to Pro forma FFO per share was offset by increased interest expense on corporate borrowings primarily related to acquisitions, increased personnel costs due to the timing of incentive compensation costs, and lower tax benefits.

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Adjusted Funds From Operations (per diluted common share) - Year-over-year, second quarter AFFO increased 6% as a result of lower Capital Replacement spending. Approximately one-third of the decrease in Capital Replacement spending was due to Aimco’s paired trade activity including the sale of approximately 2,300 apartment homes in 2017 and an additional 513 apartment homes through June 30, 2018, and the remaining decrease is due to timing of 2018 capital spending. As Aimco concentrates its investment capital in higher quality, higher price point communities, Free Cash Flow margin is increasing as Capital Replacements decline as a percentage of Net Operating Income.
Operating Results: Second Quarter Same Store NOI Up 3.2%

	SECOND QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
	2018	2017	Variance	1st Qtr.	Variance	2018	2017	Variance
Average Rent per Apartment Home	$1,819	$1,772	2.7%	$1,808	0.6%	$1,813	$1,767	2.6%
Other Income per Apartment Home*	121	115	5.2%	105	15.2%	114	112	1.8%
Average Revenue per Apartment Home*	$1,940	$1,887	2.8%	$1,913	1.4%	$1,927	$1,879	2.6%
Average Daily Occupancy	96.3%	95.9%	0.4%	96.3%	—%	96.3%	95.9%	0.4%

$ in Millions
Revenue, before utility reimbursements	$147.0	$142.4	3.2%	$144.9	1.4%	$291.8	$283.6	2.9%
Expenses, net of utility reimbursements	38.5	37.3	3.3%	38.9	(1.1%)	77.4	75.4	2.7%
NOI	$108.5	$105.1	3.2%	$106.0	2.4%	$214.4	$208.2	3.0%

*
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. The change in presentation had no impact on revenue growth rates in second quarter 2018 and a 10 bps impact year-to-date.

Same Store Rental Rates - Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details changes in new and renewal lease rates.

2018	1st Qtr.	Apr	May	Jun	2nd Qtr.	Year-to-Date
Renewal rent increases	4.9%	4.7%	4.8%	4.8%	4.8%	4.8%
New lease rent increases	0.4%	0.6%	1.7%	2.8%	1.9%	1.3%
Weighted average rent increases	2.7%	2.6%	3.4%	3.8%	3.4%	3.1%
Average Daily Occupancy	96.3%	96.4%	96.4%	96.1%	96.3%	96.3%
Redevelopment
Redevelopment is Aimco’s second line of business where Aimco creates value by repositioning communities within the Aimco portfolio. Aimco also undertakes ground-up development when warranted by risk-adjusted investment returns, either directly in connection with the redevelopment of an existing apartment community or, on a more limited basis, at a new location. Aimco invests to earn risk-adjusted returns in excess of those expected from the apartment communities sold in paired trades to fund the redevelopment and development. Of these two activities, Aimco favors redevelopment because it permits adjustment of the scope and timing of spending to align with changing market conditions and customer preferences.
During the second quarter, Aimco invested $42 million in redevelopment and development. In Center City, Philadelphia, Aimco continued construction on the fourth and final tower of Park Towne Place; lease-up is

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underway. At June 30, 2018, 90% of the redeveloped apartment homes in the community were leased and 28 of the 136 homes still under renovation were pre-leased.
During the second quarter, Aimco invested $10 million in the development of its Parc Mosaic community in Boulder, Colorado. Aimco expects completion of construction in late 2019 and initial occupancy in the summer of 2019.
During the second quarter, Aimco leased 181 apartment homes at its Redevelopment communities. At June 30, 2018, Aimco’s exposure to lease-up at active redevelopment and development projects was approximately 419 apartment homes, of which 108 were in the fourth tower of Park Towne Place, 215 were being constructed at Parc Mosaic, and 96 were located in three other active redevelopments.
During the third quarter, Aimco expects to exercise its option to acquire approximately two acres of land adjacent to its 21 Fitzsimons apartment community, located on the University of Colorado Anschutz Medical Campus, for the development of an apartment community. Over the next two years, Aimco expects to invest approximately $87 million to construct 253 apartment homes and 4,600 square feet of retail space. Aimco anticipates a stabilized net operating income yield in the low 6% range, driven by an 80% net operating income margin due to operational efficiencies from owning the adjacent property, and a Free Cash Flow internal rate of return greater than 10% resulting in value creation of at least 35%. Upon completion of the project, Aimco will own and operate 853 apartment homes on the campus. Employment on the campus has grown by 9% annually from 2015 to 2017 and exceeds 25,000 jobs today. This number is expected to grow to 46,000 jobs over the next 12 years. Aimco has multi-year options to acquire the balance of the land on the campus that is zoned for multifamily, enough for an additional 600 apartment homes.
Portfolio Management: Revenue Per Apartment Home Up 7% to $2,090
Aimco’s portfolio of apartment communities is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States.
As part of its portfolio strategy, Aimco seeks to sell up to 10% of its portfolio annually and to reinvest the proceeds from such sales in accretive uses such as capital enhancements, redevelopments, occasional developments, and selective acquisitions with projected Free Cash Flow internal rates of return higher than expected from the communities being sold. Through this disciplined approach to capital recycling, Aimco has significantly increased the quality and expected growth rate of its portfolio.

	SECOND QUARTER
	2018	2017	Variance
Apartment Communities	138	141	(3)
Apartment Homes	37,897	39,187	(1,290)
Average Revenue per Apartment Home*	$2,090	$1,950	7%
Portfolio Average Rents as a Percentage of Local Market Average Rents	112%	113%	(1%)
Percentage A (2Q 2018 Average Revenue per Apartment Home $2,770)	50%	53%	(3%)
Percentage B (2Q 2018 Average Revenue per Apartment Home $1,839)	35%	33%	2%
Percentage C+ (2Q 2018 Average Revenue per Apartment Home $1,669)	15%	14%	1%
NOI Margin	72%	71%	1%
Free Cash Flow Margin	66%	65%	1%

*
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation.

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Second Quarter Real Estate Portfolio - For its entire portfolio, Aimco’s average monthly revenue per apartment home was $2,090 for second quarter 2018, a 7% increase compared to second quarter 2017. This increase is due to year-over-year growth in Same Store revenue as well as Aimco’s acquisition activities, lease-up of redevelopment and acquisition properties, and sale of communities with average monthly revenues per apartment home lower than those of the retained portfolio.
Acquisitions - Aimco evaluates potential acquisitions with an eye for unique and opportunistic investments and funds acquisitions pursuant to its strict paired trade discipline. As previously announced, in April 2018 Aimco agreed to acquire six communities in the Philadelphia area. On May 1st, Aimco purchased four communities including 665 apartment homes and 153,000 square feet of office and retail space for $308 million. The purchase of the fifth apartment community is conditioned upon the City of Camden’s approval of the transfer of the existing PILOT tax agreement, which has not yet been received. The purchase of the sixth apartment community is expected upon completion of construction in the first half of 2019.
In the first quarter, Aimco purchased for $160 million Bent Tree Apartments, a 748-apartment home community in Fairfax County, Virginia. Since acquisition, results have exceeded underwriting, with new lease rates increasing by 8%, 5% before capital investments, and occupancy increasing by approximately 300 basis points to 97%.
Dispositions - On July 25, 2018, Aimco sold for $590 million its Asset Management business and its four affordable apartment communities located in Hunters Point. After payment of transaction costs and repayment of property-level debt encumbering the Hunters Point apartment communities, net proceeds to Aimco were approximately $512 million.
On July 27, 2018, Aimco sold for $170 million Chestnut Hill Village, an 821-apartment home community located in north Philadelphia.
Aimco used proceeds from the two sales to fund 2018 acquisitions, completing the paired trades. The sale of Chestnut Hill Village rebalanced Aimco’s capital allocation to Philadelphia from a lower-rated apartment community in north Philadelphia to communities in the more desirable Center City and University City submarkets.
Aimco used proceeds from these sales to repay in full its revolving credit facility and its term loan. Aimco plans to use the remaining proceeds to reduce property-level borrowings and to fund an expected increase in 2018 redevelopment activity.
Balance Sheet
Aimco Leverage
Aimco’s leverage strategy seeks to increase financial returns while using leverage with appropriate caution. Aimco limits risk through balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt; builds financial flexibility by maintaining ample unused and available credit as well as holding properties with substantial value unencumbered by property debt; and uses partners’ capital when it enhances financial returns or reduces investment risk.

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Aimco total leverage includes Aimco share of long-term, non-recourse, property debt encumbering apartment communities in its Real Estate portfolio, outstanding borrowings under its revolving credit facility and term loan, and outstanding preferred equity. Aimco leverage excludes the non-recourse property debt obligations of consolidated partnerships served by its Asset Management business.

		Pro forma*
$ in Millions	June 30, 2018 Actual	June 30, 2018 Pro forma	% of Total	Weighted Avg. Maturity (Yrs.)
Aimco share of long-term, non-recourse property debt	$3,801	$3,801	94%	7.0
Term loan	250	—	—%
Outstanding borrowings on revolving credit facility	220	—	—%
Non-recourse property debt related to assets held for sale	68	—	—%
Preferred Equity**	226	226	6%	40.0
Total Leverage	$4,565	$4,027	100%	8.9
Cash, restricted cash and investments in securitization trust assets	(171)	(378)
Net Leverage, as adjusted	$4,394	$3,649

*
Aimco used the proceeds, net of transaction costs, from the sales of its Asset Management business, its four affordable apartment communities located in Hunters Point, and Chestnut Hill Village, to repay outstanding borrowings on its revolving credit facility and its term loan.

**
Aimco’s Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average maturity of its total leverage assuming a 40-year maturity for its Preferred Equity.

Leverage Ratios
Aimco target leverage ratios are Proportionate Debt and Preferred Equity to Adjusted EBITDA below 7.0x and Adjusted EBITDA to Interest Expense and Preferred Dividends greater than 2.5x. Aimco calculates Adjusted EBITDA, Pro forma EBITDA and Adjusted Interest Expense used in its leverage ratios based on current quarter amounts, annualized.

Proportionate Debt to Pro forma EBITDA*	6.5x
Proportionate Debt and Preferred Equity to Pro forma EBITDA*	6.9x
Adjusted EBITDA to Adjusted Interest Expense	3.4x
Adjusted EBITDA to Adjusted Interest Expense and Preferred Dividends	3.1x

*
The Proportionate Debt to Pro forma EBITDA and Proportionate Debt and Preferred Equity to Pro forma EBITDA ratios have been calculated on a pro forma basis to reflect the impact of the July 2018 dispositions of Aimco’s Asset Management business, its four affordable apartment communities located in Hunters Point, and Chestnut Hill Village. Pro forma EBITDA has also been adjusted to reflect the acquisition of the four Philadelphia apartment communities as if the transaction had closed on April 1, 2018. These adjustments reduced the ratios of Proportionate Debt to Adjusted EBITDA and Proportionate Debt and Preferred Equity to Adjusted EBITDA by 0.7x.

Aimco expects its Proportionate Debt to Adjusted EBITDA and Proportionate Debt and Preferred Equity to Adjusted EBITDA ratios to decrease to 6.3x and 6.7x, respectively, before year-end.

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Liquidity
At June 30, 2018, Aimco held cash and restricted cash of $88 million and had the capacity to borrow $368 million under its revolving credit facility, after consideration of outstanding borrowings of $220 million and $12 million of letters of credit backed by the facility. Aimco uses its credit facility primarily for working capital and other short-term purposes and to secure letters of credit. After the completion of the July dispositions, Aimco used the proceeds to repay outstanding borrowings on the revolving credit facility and term loan. On a pro forma basis, Aimco would have had the capacity to borrow $593 million under its revolving credit facility and additional cash of approximately $207 million.
Aimco also manages its financial flexibility by maintaining an investment grade rating and holding apartment communities that are unencumbered by property debt. At June 30, 2018, Aimco held unencumbered apartment communities with an estimated fair market value of approximately $2 billion.
Dividend - As previously announced, the Aimco Board of Directors declared a quarterly cash dividend of $0.38 per share of Class A Common Stock for the quarter ended June 30, 2018. On an annualized basis, this represents an increase of 6% compared to the dividends paid during 2017. This dividend is payable on August 31, 2018, to stockholders of record on August 17, 2018.

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2018 Outlook

($ Amounts represent Aimco Share)	YEAR-TO-DATE JUNE 30, 2018	FULL YEAR 2018	PREVIOUS FULL YEAR 2018

Net Income per share	$0.54	$4.25 to $4.33	$4.05 to $4.55
Pro forma FFO per share	$1.21	$2.40 to $2.48	$2.39 to $2.49
AFFO per share	$1.07	$2.09 to $2.17	$2.08 to $2.18

Select Components of FFO
Same Store Operating Measures
Revenue change compared to prior year	2.9%	2.50% to 3.00%	2.10% to 3.10%
Expense change compared to prior year	2.7%	2.80% to 3.40%	2.60% to 3.60%
NOI change compared to prior year	3.0%	2.20% to 3.00%	1.70% to 3.10%

Other Earnings
Asset Management Contribution	$16M	$22M	$22M to $24M
Tax Benefits	$8M	$16M to $18M	$16M to $18M

Offsite Costs
Property management expenses	$10M	$20M	$20M
General and administrative expenses	$25M	$44M	$44M
Total Offsite Costs	$35M	$64M	$64M

Capital Investments
Redevelopment/Development	$88M	$160M to $200M	$120M to $200M
Capital Enhancements	$46M	$80M to $100M	$80M to $100M

Transactions
Property dispositions	$65M	$825M	$790M to $870M
Property acquisitions [1]	$468M	$468M to $551M	$551M

Portfolio Quality
Average revenue per apartment home	$2,090	~$2,100	~$2,100

Balance Sheet
Proportionate Debt to Adjusted EBITDA [2]	6.5x	~6.3x	~6.3x
Proportionate Debt and Preferred Equity to Adjusted EBITDA [2]	6.9x	~6.7x	~6.7x

[1]
Aimco does not predict or guide to acquisitions.The variability in 2018 acquisitions relates to the uncertain purchase of the previously announced Camden, New Jersey community, which is conditioned upon the City of Camden’s approval of the transfer of the existing PILOT tax agreement.

[2]
Aimco leverage ratios have been calculated on a pro forma basis to reflect the July 2018 dispositions of Aimco’s Asset Management business, its four affordable apartment communities located in Hunters Point, and Chestnut Hill Village. EBITDA has also been adjusted to reflect the acquisition of the four Philadelphia apartment communities as if the transaction had closed on April 1, 2018. These adjustments reduced the ratios of Proportionate Debt to Adjusted EBITDA and Proportionate Debt and Preferred Equity to Adjusted EBITDA by 0.7x.

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($ Amounts represent Aimco Share)	THIRD QUARTER 2018

Net income per share	$3.62 to $3.66
Pro forma FFO per share	$0.58 to $0.62
AFFO per share	$0.49 to $0.53
Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, August 3, 2018 at 1:00 p.m. ET	Replay available until November 3, 2018
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 2156813	Passcode: 10121597
Live webcast and replay: investors.aimco.com
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States (“GAAP”). Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 133 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Suzanne Sorkin, Vice President, Investor Relations/FP&A
Investor Relations 303-793-4661, investor@aimco.com

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Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of third quarter and full year 2018 results, including but not limited to: FFO, Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment/development investments and projected yield on such investments, timelines and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.
These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopments and developments; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.
Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•
Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•
Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and

•
Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.
Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2017, and the other documents Aimco files from time to time with the Securities and Exchange Commission.
These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

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Addendum A: Los Angeles Market Profile
From time to time, Aimco comments on its most important markets for investment. Los Angeles is one such market and this profile is intended to provide additional market color for the investment community.
Los Angeles, the second most populous metro in the U.S. and one of the nation’s most powerful economic engines, is a significant market for Aimco, representing 21% of Gross Asset Value and 18% of total NOI. While Aimco owns thirteen properties throughout LA County, the majority of the company’s investment is concentrated in four assets in the Mid-Wilshire submarket (as defined by MPF Research), an area known for the LA County Museum of Art, the Miracle Mile shopping district, LA’s historic Original Farmer’s Market which is beloved by locals and popular with tourists, and The Grove, the upscale outdoor shopping mall.
LA County is the 20th largest economy in the world,1 with GDP contribution roughly equal to that of San Francisco, San Jose, and Riverside/San Bernardino combined.2 LA’s economy is vibrant and extremely diversified which has led to steadier GDP growth over time, making LA less volatile than a single industry, boom-or-bust economy like its West Coast brethren San Francisco and Seattle. More recently, LA County added 502,000 jobs between 2012 and 2017 and the economy is projected to grow 2.3% annually in terms of real GDP over the next two years, 10 basis points ahead of the U.S.3
Over the last several years, LA has increasingly become an innovation hub, attracting technology and venture capital firms. This has given rise to “Silicon Beach” in LA, which is now home to over 500 tech startup companies. According to the PwC/CB Insights MoneyTree Report, over the last four years (3Q14-2Q18), venture funding to companies in LA/Orange County has averaged $1.3B per quarter, up from an average of $600M per quarter in the four years prior (2Q14-3Q10), a 120% increase compared to Silicon Valley which saw a 40% increase over the same period to $2.7B on average per quarter over the last four years.4
LA’s submarkets are perhaps as diverse as its economy, with specific and segmented submarkets such as Downtown LA (DTLA), Mid-Wilshire, and Marina del Rey, among many others. While each submarket may be located only five to 10 miles from each other, the city’s notorious traffic delays can make it feel like these submarkets are much farther apart. Residents often choose Mid-Wilshire for its proximity to employment opportunities while also providing a short commute to the beach and coastal activities on the weekends. Aimco’s four assets in Mid-Wilshire, including the three Palazzo communities and Broadcast Center, have walk scores ranging from 82-925 and are in close proximity to The Grove and the Farmer’s Market.
In Mid-Wilshire, Aimco is able to serve a highly educated and desirable customer. 64% of the prime renter cohort (age 25-34) living in the neighborhood surrounding the Palazzos and Broadcast Center have a Bachelor’s degree or higher, compared to 37% in LA as a whole and 35% in the state of California.6 Employment in the neighborhood surrounding Aimco’s Mid-Wilshire communities7 is weighted to Information, Professional Services and Arts/Entertainment jobs as compared to the broader LA market. These industries, which were among the highest paying and fastest growing for LA from 2009-2016, have yielded 50 bps of rent growth outperformance for the surrounding neighborhood versus the LA market for this same period.8

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Home affordability in LA is the second lowest in the nation,9 with only 45% of metro households in owned housing. The homeownership rate falls to 26% for the neighborhood surrounding the Palazzos and Broadcast Center, as the median home price of $1.1M (vs. $538k in LA County) makes home ownership expensive for those that want to live close to job and cultural centers in the Mid-Wilshire area.6 In this neighborhood, 72% of households with a Bachelor’s degree or higher, are renters compared to 46% for Los Angeles.6

Median Home Price / Income
16.3x
$1.1M
$66.2K
8.8x
$0.5M
$61.3K
7.0x
$0.5M
$67.7K
3.6x
$0.2M
$57.6K
Median Home Value
Median HH Income
Mid-Wilshire Area
Los Angeles
California
National

Source: Census 2016, American Community Survey

Given all of LA’s positive attributes, it is no surprise that multifamily developers have increasingly allocated capital to LA, despite it being considered a relatively high barrier-to-entry market with complex land use regulations and numerous zoning and political constraints. In 2018, MPF Research forecasts 12,700 multifamily deliveries in LA but this represents only 1.1% of existing inventory, 40 bps lower than the average for other gateway markets. Roughly 30% of these LA deliveries are in the DTLA submarket and 20% are expected in the Mid-Wilshire submarket, but only 500 units are within a one-mile radius of Aimco’s Mid-Wilshire communities. In 2019, 16,100 units are expected to be delivered in LA, or 1.4% of existing inventory, with roughly 30% in DTLA and only 12% located in the Mid-Wilshire submarket. Aimco does not own any communities in DTLA and typically doesn’t consider DTLA to be directly competitive with its Mid-Wilshire communities. In fact, in 2018, only 2% of Aimco’s Mid-Wilshire residents that moved out have provided a forwarding address in DTLA.
Outside of the Mid-Wilshire submarket, Aimco owns nine other communities in nine distinct submarkets in LA including Santa Clarita Valley, Hollywood, Brentwood/Westwood/Beverly Hills, Simi Valley/Moorpark, Woodland Hills, Camarillo, Southeast LA, Marina del Rey and Burbank/Glendale/Pasadena. Six of the nine communities are Class B assets, while three are Class A.

12

In addition to new supply, LA faces other challenges, including state and local budget issues and a difficult regulatory environment. One issue currently in the spotlight for multifamily investors is the potential repeal of Costa-Hawkins. Costa-Hawkins is a law passed in 1995 that prohibits California cities and other jurisdictions from enacting rent control on residential units built after February 1, 1995. It also mandates vacancy de-control, allowing landlords to bring rents to market when a tenant moves out. Californians will vote on the repeal in November. If Costa-Hawkins is repealed, rent control will not be immediately enacted, rather individual municipalities will be free to decide what, if any, rent control to enact.
It is by design that Aimco does not own any communities in San Francisco, Berkeley and Santa Monica, which historically have chosen rent control more stringent than elsewhere in California. Whether or not Costa-Hawkins is repealed, Aimco remains bullish on the LA multifamily market.

Sources:

1)	Discover Los Angeles, “Facts About Los Angeles”, www.discoverlosangeles.com, December 15, 2017

2)	U.S. Bureau of Economic Analysis, “Gross Domestic Product by Metropolitan Area, 2016”, September 20, 2017

3)	Los Angeles County Economic Development Corporation (LAEDC), “Economic Forecast & Industry Outlook: California and Los Angeles County 2018-2019”, February 2018

4)	PWC / CB Insights, “MoneyTree Report”, Q2 2018

5)	www.walkscore.com, July 17, 2018

6)	Census 2016, “American Community Survey”

7)	As defined by Public Use Microdata Area (PUMA) in Census 2016, “American Community Survey”

8)	REIS, 1st Quarter 2018

9)	National Association of Home Builders (NAHB), “Housing Opportunity Index”, 1st Quarter 2018

13

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
REVENUES
Rental and other property revenues attributable to Real Estate	$231,130	$227,703	$456,523	$452,931
Rental and other property revenues of partnerships served by Asset Management business	19,000	18,533	37,808	37,095
Tax credit and transaction revenues	57	2,856	3,576	5,547
Total revenues	250,187	249,092	497,907	495,573

OPERATING EXPENSES
Property operating expenses attributable to Real Estate	76,031	79,082	154,318	158,708
Property operating expenses of partnerships served by Asset Management business	9,062	8,391	18,257	17,587
Depreciation and amortization	97,485	89,155	190,033	176,323
General and administrative expenses	13,882	10,108	25,237	21,071
Other expenses, net	4,366	2,650	7,324	4,389
Total operating expenses	200,826	189,386	395,169	378,078
Operating income	49,361	59,706	102,738	117,495
Interest income	2,884	2,012	5,056	4,204
Interest expense	(49,906)	(46,858)	(97,701)	(94,740)
Other, net	200	200	424	665
Income before income taxes and gain on dispositions	2,539	15,060	10,517	27,624
Income tax benefit	4,395	5,023	41,783	10,008
Income before gain on dispositions	6,934	20,083	52,300	37,632
Gain on dispositions of real estate, inclusive of related income tax	222	1,508	50,546	1,114
Net income	7,156	21,591	102,846	38,746
Noncontrolling interests:
Net income attributable to noncontrolling interests in consolidated real estate partnerships	(45)	(813)	(6,251)	(1,764)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,934)	(1,939)	(3,871)	(3,888)
Net income attributable to common noncontrolling interests in Aimco OP	(140)	(787)	(3,895)	(1,344)
Net income attributable to noncontrolling interests	(2,119)	(3,539)	(14,017)	(6,996)
Net income attributable to Aimco	5,037	18,052	88,829	31,750
Net income attributable to Aimco preferred stockholders	(2,149)	(2,149)	(4,297)	(4,297)
Net income attributable to participating securities	(71)	(60)	(190)	(119)
Net income attributable to Aimco common stockholders	$2,817	$15,843	$84,342	$27,334

Net income attributable to Aimco per common share – basic and diluted	$0.02	$0.10	$0.54	$0.17

Weighted average common shares outstanding – basic	156,703	156,305	156,656	156,282

Weighted average common shares outstanding – diluted	156,833	156,715	156,786	156,735

14

Consolidated Balance Sheets
(in thousands) (unaudited)

	June 30, 2018	December 31, 2017
Assets
Real estate	$8,171,651	$7,927,753
Accumulated depreciation	(2,452,947)	(2,522,358)
Net real estate	5,718,704	5,405,395
Cash and cash equivalents	46,703	60,498
Restricted cash	41,117	34,827
Goodwill	37,808	37,808
Other assets	327,756	234,931
Assets held for sale	94,314	17,959
Assets of partnerships served by Asset Management business [1]:
Real estate, net	216,875	224,873
Cash and cash equivalents	20,696	16,288
Restricted cash	30,055	30,928
Other assets	10,328	15,533
Total Assets	$6,544,356	$6,079,040

Liabilities and Equity
Non-recourse property debt secured by Aimco Real Estate communities	$3,810,824	$3,563,041
Debt issue costs	(19,586)	(17,932)
Non-recourse property debt, net	3,791,238	3,545,109
Term loan, net	249,801	249,501
Revolving credit facility borrowings	220,170	67,160
Accrued liabilities and other	216,789	213,027
Liabilities related to assets held for sale	68,610	—

Liabilities of partnerships served by Asset Management business [1]:
Non-recourse property debt, net	224,112	227,141
Accrued liabilities and other	17,519	19,812
Total Liabilities	4,788,239	4,321,750

Preferred noncontrolling interests in Aimco OP	101,332	101,537
Equity:
Perpetual preferred stock	125,000	125,000
Class A Common Stock	1,574	1,572
Additional paid-in capital	3,887,260	3,900,042
Accumulated other comprehensive income	3,208	3,603
Distributions in excess of earnings	(2,402,101)	(2,367,073)
Total Aimco equity	1,614,941	1,663,144
Noncontrolling interests in consolidated real estate partnerships	(2,984)	(1,716)
Common noncontrolling interests in Aimco OP	42,828	(5,675)
Total equity	1,654,785	1,655,753
Total liabilities and equity	$6,544,356	$6,079,040

[1]
On July 25, 2018, Aimco completed the sale of its Asset Management business and derecognized these assets and liabilities. As of June 30, 2018, these amounts are classified as held for sale on Aimco’s GAAP balance sheet.

15

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation
Three and Six Months Ended June 30, 2018 Compared to Three and Six Months Ended June 30, 2017
(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Net income attributable to Aimco common stockholders	$2,817	$15,843	$84,342	$27,334
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	95,238	84,649	185,632	167,530
Gain on dispositions and other, net of noncontrolling partners’ interest	(217)	(1,741)	(47,240)	(2,180)
Income tax adjustments related to gain on dispositions and other items [1]	85	410	(30,635)	1,442
Common noncontrolling interests in Aimco OP’s share of above adjustments	(4,610)	(3,783)	(5,167)	(7,633)
Amounts allocable to participating securities	(82)	(41)	(97)	(79)
FFO Attributable to Aimco common stockholders	$93,231	$95,337	$186,835	$186,414
Litigation costs, net of common noncontrolling interests in Aimco OP and participating securities [2]	1,557	—	1,906	—
Severance costs, net of common noncontrolling interests in Aimco OP and participating securities [3]	1,215	—	1,215	—
Pro forma FFO Attributable to Aimco common stockholders	$96,003	$95,337	$189,956	$186,414
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(11,710)	(15,360)	(21,477)	(26,306)
AFFO Attributable to Aimco common stockholders	$84,293	$79,977	$168,479	$160,108

Weighted average common shares outstanding	156,703	156,305	156,656	156,282
Dilutive common share equivalents	130	410	130	453
Total shares and dilutive share equivalents	156,833	156,715	156,786	156,735

Net income attributable to Aimco per common share – diluted	$0.02	$0.10	$0.54	$0.17
FFO per share – diluted	$0.59	$0.61	$1.19	$1.19
Pro forma FFO per share – diluted	$0.61	$0.61	$1.21	$1.19
AFFO per share – diluted	$0.54	$0.51	$1.07	$1.02

[1]
Income taxes related to gain on dispositions and other items for the six months ended June 30, 2018 includes a $33.6 million tax benefit related to an intercompany transfer of assets related to Aimco’s Asset Management business. On July 25, 2018, Aimco completed the sale of this business. In the third quarter, the sale related taxes will be reflected within Aimco’s statement of operations within gain on dispositions of real estate, inclusive of related income tax. Accordingly, Aimco has excluded the benefit related to the reorganization from FFO.

[2]
Aimco is engaged in litigation with Airbnb to protect its property right to select its residents and their neighbors. Due to the unpredictable nature of these cases and associated legal costs, Aimco excludes such costs from Pro forma FFO and AFFO.

[3]
In connection with the sale of its Asset Management business, Aimco incurred severance costs of $1.2 million during the second quarter. Aimco excludes such costs from Pro forma FFO because it believes these costs are clearly and closely related to the sale of the business.

16

Supplemental Schedule 2(a)

Funds From Operations and Adjusted Funds From Operations Information		(Page 1 of 2)
Three and Six Months Ended June 30, 2018 Compared to Three and Six Months Ended June 30, 2017
(consolidated amounts, in thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Real Estate [1]
Revenues, before utility reimbursements [2]
Same Store	$147,627	$143,037	$293,148	$284,943
Redevelopment/Development	44,854	42,434	88,622	84,314
Acquisition	11,488	4,268	18,031	7,967
Other Real Estate	11,295	10,893	22,563	21,731
Total revenues, before utility reimbursements	215,264	200,632	422,364	398,955
Expenses, net of utility reimbursements [2]
Same Store	38,692	37,439	77,817	75,723
Redevelopment/Development	15,052	14,714	29,310	28,889
Acquisition	3,541	1,736	5,739	3,535
Other Real Estate	3,894	3,717	7,907	7,620
Total expenses, net of utility reimbursements	61,179	57,606	120,773	115,767
Real Estate net operating income	154,085	143,026	301,591	283,188

Property management expenses	(4,512)	(5,072)	(9,676)	(10,074)
Casualties	(585)	(2,060)	(1,595)	(3,875)
Other expenses, net	(2,200)	(371)	(2,886)	(756)
Interest expense on non-recourse property debt	(41,486)	(41,672)	(81,646)	(84,265)
Interest income	1,885	1,744	3,734	3,465
FFO related to Sold and Held for Sale communities [3]	4,961	12,063	9,829	23,148
Contribution from Real Estate	112,148	107,658	219,351	210,831

Asset Management [4]
FFO related to communities served by Asset Management business	7,542	7,760	14,674	14,729
Tax credit income, net	(32)	2,516	1,785	5,029
Other income	42	420	1,688	882
Asset management expenses	(961)	(1,005)	(1,983)	(2,026)
Contribution from Asset Management	6,591	9,691	16,164	18,614

General and administrative and investment management expenses	(13,882)	(10,108)	(25,237)	(21,071)
Depreciation and amortization related to non-real estate assets	(2,187)	(2,494)	(4,379)	(4,887)
Other expenses, net	(952)	(1,604)	(2,790)	(2,080)
Interest expense on corporate borrowings	(4,124)	(1,434)	(7,449)	(2,430)
Historic tax credit benefit	1,345	1,895	1,345	3,096
Other tax benefits, net	3,047	3,129	6,843	6,970
Preferred dividends and distributions	(4,083)	(4,088)	(8,168)	(8,185)
Common noncontrolling interests in Aimco OP	(4,750)	(4,570)	(9,062)	(8,977)
Amounts allocated to participating securities	(153)	(101)	(287)	(198)
Aimco share of amounts associated with unconsolidated partnerships	506	419	1,025	983
Noncontrolling interests’ share of the above amounts	(275)	(3,056)	(521)	(6,252)
FFO Attributable to Aimco common stockholders	$93,231	$95,337	$186,835	$186,414
Pro forma adjustment for litigation costs [5]	1,557	—	1,906	$—
Pro forma adjustment for severance costs [6]	1,215	—	1,215	—
Pro Forma FFO Attributable to Aimco common stockholders	$96,003	$95,337	$189,956	$186,414
Capital Replacements, net of noncontrolling interests’ share	(11,710)	(15,360)	(21,477)	(26,306)
AFFO Attributable to Aimco common stockholders	$84,293	$79,977	$168,479	$160,108

Please see the following page for footnote descriptions

17

Supplemental Schedule 2(a) (continued)

Funds From Operations and Adjusted Funds From Operations Information	(Page 2 of 2)

[1]
Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to this portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering the communities in this portfolio, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.

[2]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation.

[3] At June 30, 2018, Aimco had its four affordable apartment communities located in Hunters Point and Chestnut Hill Village located in north Philadelphia classified as held for sale.
[4] At June 30, 2018, Aimco had 39 consolidated Asset Management apartment communities.
[5]
Aimco is engaged in litigation with Airbnb to protect Aimco’s property right to select its residents and their neighbors. Due to the unpredictable nature of these cases and associated legal costs, Aimco excludes such costs from Pro forma FFO and AFFO. The amount presented is net of noncontrolling interests share of such costs.

[6]
In connection with the sale of its Asset Management business, Aimco incurred severance costs of $1.2 million during second quarter. Aimco excludes such costs from Pro forma FFO because it believes these costs are clearly and closely related to the sale of the business. The amount is presented net of noncontrolling interests share of such costs.

18

Supplemental Schedule 2(b)

Partially Owned Entities
Three and Six Months Ended June 30, 2018 Compared to Three and Six Months Ended June 30, 2017
(Proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests [1]		Unconsolidated [2]		Noncontrolling Interests [1]		Unconsolidated [2]
	Three Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017	2018	2017	2018	2017
Real estate
Revenues, before utility reimbursements	$786	$6,432	$584	$524	$1,562	$12,950	$1,144	$1,094
Expenses, net of utility reimbursements	263	2,017	177	195	529	4,062	348	287
Net operating income	523	4,415	407	329	1,033	8,888	796	807

Property management expenses, net	(34)	(122)	(63)	(61)	(66)	(246)	(127)	(122)
Casualties	(1)	(33)	—	—	5	(45)	—	—
Other Expense, net	(16)	(14)	—	—	(23)	(40)	—	—
Interest expense on non-recourse property debt on Real Estate Operations	(183)	(1,444)	(80)	(85)	(359)	(2,875)	(164)	(172)
FFO related to Sold and Held For Sale Apartment Communities	—	199	—	—	(40)	392	—	—
Contribution from Real Estate	289	3,001	264	183	550	6,074	505	513

Contribution from Asset Management	—	64	242	236	—	198	517	468

Other non-property expenses, net	(14)	(9)	—	—	(29)	(20)	3	2
FFO / Pro forma FFO	$275	$3,056	$506	$419	$521	$6,252	$1,025	$983
Noncontrolling interests’ share of Capital Replacements (4)	(71)	495	—	—	(113)	320	—	—
AFFO	$204	$3,551	$506	$419	$408	$6,572	$1,025	$983

Total apartment communities [3]	9		4
Total apartment homes [3]	3,592		142
Noncontrolling interests’ share of consolidated apartment homes/Aimco share of unconsolidated apartment homes [3]	187		72

[1]
Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts. The decrease from 2017 to 2018 is primarily due to the June 30, 2017 reacquisition of the limited partners’ interest in the Palazzo joint venture.

[2]	Amounts represent Aimco’s proportionate share of the unconsolidated real estate partnerships’ operations.
[3]	Apartment community information excludes Sold Communities.
[4]
Consists of noncontrolling interests’ in consolidated real estate partnerships proportionate share of Capital Replacements. This adjustment excludes Capital Replacements allocated to common noncontrolling interests in the Aimco Operating Partnership

19

Supplemental Schedule 3(a)

Property Net Operating Income - Real Estate
Trailing Five Quarters
(consolidated amounts, in thousands) (unaudited)
	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Revenues, before utility reimbursements [1]
Same Store	$147,627	$145,520	$145,440	$145,120	$143,037
Redevelopment/Development	44,854	43,768	43,365	44,015	42,434
Acquisition	11,488	6,543	4,846	4,662	4,268
Other Real Estate	11,295	11,268	11,383	10,928	10,893
Total revenues, before utility reimbursements	$215,264	$207,099	$205,034	$204,725	$200,632

Expenses, net of utility reimbursements [1]
Same Store	$38,692	$39,125	$35,746	$37,542	$37,439
Redevelopment/Development	15,052	14,259	15,915	14,717	14,714
Acquisition	3,541	2,197	1,674	1,767	1,736
Other Real Estate	3,894	4,028	3,963	3,810	3,717
Total expenses, net of utility reimbursements	$61,179	$59,609	$57,298	$57,836	$57,606

Property Net Operating Income
Same Store	$108,935	$106,395	$109,694	$107,578	$105,598
Redevelopment/Development	29,802	29,509	27,450	29,298	27,720
Acquisition	7,947	4,346	3,172	2,895	2,532
Other Real Estate	7,401	7,240	7,420	7,118	7,176
Total Property Net Operating Income	$154,085	$147,490	$147,736	$146,889	$143,026

Property net operating income in the table above is presented on a consolidated basis, which includes 100% of consolidated real estate partnership results and excludes the results of unconsolidated real estate partnerships, which are accounted for using the equity method of accounting.

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation.

20

Supplemental Schedule 3(b)

Property Net Operating Income - Sold and Held For Sale Communities
Trailing Five Quarters
(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017
Sold and Held for Sale Property Net Operating Income [1]
Sold Apartment Communities	$345	$326	$6,001	$8,310	$7,592
Held for Sale Apartment Communities [2]	5,759	5,508	5,714	5,429	5,497
Total Sold and Held for Sale Property Net Operating Income	$6,104	$5,834	$11,715	$13,739	$13,089

Property net operating income for Sold and Held for Sale communities presented above reflects consolidated, or 100%, amounts and is included in the FFO related to sold and held for sale apartment communities lines on Supplemental Schedule 2.

[1]	Amounts presented exclude the property net operating income of apartment communities served by Aimco’s Asset Management business.
[2]	At June 30, 2018 Aimco classified its four affordable apartment communities located in Hunters Point and Chestnut Hill Village located in north Philadelphia as held for sale.

21

Supplemental Schedule 4

Apartment Home Summary
As of June 30, 2018
(unaudited)
	Number of Apartment Communities	Number of Apartment Homes	Aimco Share of Apartment Homes
Real Estate Portfolio:
Consolidated
Same Store	95	26,367	26,220
Redevelopment/Development	13	6,284	6,273
Acquisitions	6	1,876	1,876
Other Real Estate	15	1,803	1,774
Held for Sale	5	1,425	1,425
Total Consolidated	134	37,755	37,568
Unconsolidated	4	142	72
Total Real Estate Portfolio	138	37,897	37,640

Apartment Communities Served by Asset Management Business:
Consolidated	39	6,211	n/a
Unconsolidated	7	687	n/a

Total	184	44,795	37,640

22

Supplemental Schedule 5(a)

Capitalization and Financial Metrics
As of June 30, 2018
(dollars in thousands) (unaudited)

Leverage Balances and Characteristics [1]

Debt	Aimco Amounts	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share		Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$3,677,707	$6,861	$(16,415)	$3,668,153		7.1		4.52%
Floating rate loans payable	118,613	—	—	$118,613		4.7		3.16%
Floating rate tax-exempt bonds	14,504	—	—	14,504		15.0		3.04%
Total non-recourse property debt	$3,810,824	$6,861	$(16,415)	$3,801,270	[2]	7.0		4.48%
Term loan	250,000	—	—	250,000		0.3	[3]	3.44%
Revolving credit facility borrowings	220,170	—	—	220,170		3.6		3.45%
Non-recourse property debt related to assets held for sale	67,667	—	—	67,667		[4]		[4]
Preferred Equity	226,332	—	—	226,332		40.0	[5]	7.22%
Total Leverage	$4,574,993	$6,861	$(16,415)	$4,565,439		8.2		4.51%
Cash and restricted cash	(87,820)	—	1,085	(86,735)
Securitization trust assets	(84,565)	—	—	(84,565)	[6]
Adjustment for July 2018 sales proceeds	(745,000)	—	—	(745,000)	[7]
Net Leverage, as adjusted	$3,657,608	$6,861	$(15,330)	$3,649,139		8.9	[7]

Leverage Ratios Second Quarter 2018

Proportionate Debt to Pro forma EBITDA [8]		6.5x
Proportionate Debt and Preferred Equity to Pro forma EBITDA [8]		6.9x
Adjusted EBITDA to Adjusted Interest		3.4x
Adjusted EBITDA to Adjusted Interest and Preferred Dividends		3.1x

	Amount	Covenant
Fixed Charge Coverage Ratio	2.00x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1]	Aimco leverage excludes the non-recourse property debt obligations of consolidated partnerships served by its Asset Management business.
[2]
Represents the carrying amount of Aimco’s debt. At June 30, 2018, Aimco’s debt had a mark-to-market asset of $68.2 million. Aimco computed the fair value of its debt utilizing a Money-Weighted Average Interest Rate on its fixed-rate property debt of 3.96%, which rate takes into account the timing of amortization and maturities, and a market rate of 4.38% that considers the duration of the existing property debt using a similar lending source, the loan-to-value and coverage, as well as timing of amortization and maturities.

[3]
During the second quarter, Aimco extended the term loan’s maturity date to September 30, 2018. Subsequent to the sale of its Asset Management portfolio in July 2018, Aimco repaid the term loan with proceeds from the sale.

[4]
Non-recourse property debt related to assets held for sale consists of debt encumbering Aimco’s four affordable apartment communities located in Hunters Point, which were sold on July 25, 2018, as a part of the transaction. This debt was repaid at closing and, as such, Aimco did not include the impact of the remaining maturity and interest rates on its total leverage.

[5]	Preferred Equity is perpetual in nature; however, for illustrative purposes, Aimco has computed the weighted average of its total leverage assuming a 40-year maturity for its Preferred Equity.
[6]
In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. These investments have a face value of $100.9 million and a carrying amount of $84.6 million, and are included in other assets (attributable to the Real Estate portfolio) on Aimco’s Consolidated Balance Sheet at June 30, 2018. The amount of these investments effectively reduces Aimco’s leverage.

[7]
Represents the proceeds, net of transaction costs, from the sales of Aimco’s Asset Management business, its four affordable apartment communities located in Hunters Point and Chestnut Hill Village. Aimco used these proceeds to repay outstanding borrowings on the revolving credit facility and the term loan, resulting in weighted average maturity on a pro forma basis of 8.9 years.

[8]
The Proportionate Debt to Pro forma EBITDA and Proportionate Debt and Preferred Equity to Pro forma EBITDA ratios have been calculated on a pro forma basis to reflect the impact of the July 2018 dispositions of Aimco’s Asset Management business, its four affordable apartment communities located in Hunters Point, and Chestnut Hill Village, described above. Pro forma EBITDA has also been adjusted to reflect the acquisition of the four Philadelphia apartment communities as if the transaction had closed on April 1, 2018. These adjustments reduced the ratios of Proportionate Debt to Adjusted EBITDA and Proportionate Debt and Preferred Equity to Adjusted EBITDA by 0.7x.

23

Supplemental Schedule 5(b)

Capitalization and Financial Metrics
As of June 30, 2018
(share, unit and dollar amounts in thousands) (unaudited)

Aimco Share Non-Recourse Property Debt
	Amortization	Maturities		Total		Maturities as a Percent of Total	Average Rate on Maturing Debt
2018 3Q	$20,464	$—		$20,464		—%	—%
2018 4Q	21,326	6,649		27,975		0.18%	3.58%
Total 2018	41,790	6,649		48,439		0.18%	3.58%

2019 1Q	21,351	54,103		75,454		1.46%	4.56%
2019 2Q	20,355	212,577		232,932		5.74%	5.77%
2019 3Q	18,968	213,437		232,405		5.77%	5.74%
2019 4Q	19,226	—		19,226		—%	—%
Total 2019	79,900	480,117		560,017		12.97%	5.62%

2020	74,757	330,951		405,708		8.94%	5.40%
2021	57,140	605,139	[1]	662,279		16.35%	5.39%
2022	50,230	286,715		336,945		7.75%	4.84%
2023	39,466	282,156		321,622		7.62%	4.05%
2024	34,290	252,191		286,481		6.82%	3.39%
2025	28,325	187,447		215,772		5.07%	3.53%
2026	23,166	155,571		178,737		4.20%	3.34%
2027	15,132	215,557		230,689		5.83%	3.37%
Thereafter	249,863	203,866		453,729		5.51%	3.45%
Total	$694,059	$3,006,359		$3,700,418
Securitization Trust Assets				100,852	[1]
Aimco share non-recourse property debt				$3,801,270

Preferred Equity

	Shares/Units Outstanding as of June 30, 2018	Date First Available for Redemption by Aimco	Coupon	Amount
Class A Perpetual Preferred Stock	5,000	5/17/2019	6.875%	$125,000

Preferred Partnership Units	3,814		7.635%	101,332
Total Preferred Equity			7.215%	$226,332

Common Stock, Partnership Units and Equivalents

	As of
	June 30, 2018
Class A Common Stock outstanding	156,698
Participating unvested restricted stock	262
Dilutive options, share equivalents and non-participating unvested restricted stock	173
Total shares and dilutive share equivalents	157,133
Common Partnership Units and equivalents	8,337	[2]
Total shares, units and dilutive share equivalents	165,470

[1]
The securitized property loans mature in 2021, and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $706.0 million to $605.1 million, or 16.4% of total non-recourse property debt outstanding at June 30, 2018.

[2]	Year-to-date, Aimco has repurchased 1.8 million Common Partnership Units for $7.6 million, a 20% discount to Aimco’s net asset value.

24

Supplemental Schedule 6(a)

Same Store Operating Results
Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017
(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	2Q 2018	2Q 2017	Growth	2Q 2018	2Q 2017	Growth	2Q 2018	2Q 2017	Growth	2Q 2018	2Q 2018	2Q 2017	2Q 2018	2Q 2017

Atlanta	5	817	817	$4,039	$3,979	1.5%	$1,551	$1,565	(0.9%)	$2,488	$2,414	3.1%	61.6%	94.6%	94.8%	$1,742	$1,712
Bay Area	8	1,432	1,432	12,552	11,957	5.0%	2,554	2,539	0.6%	9,998	9,418	6.2%	79.7%	97.9%	96.0%	2,984	2,899
Boston	14	4,379	4,379	22,580	21,513	5.0%	7,201	6,909	4.2%	15,379	14,604	5.3%	68.1%	96.2%	95.4%	1,787	1,717
Chicago	9	2,882	2,882	13,926	13,623	2.2%	3,840	3,859	(0.5%)	10,086	9,764	3.3%	72.4%	96.8%	96.9%	1,664	1,626
Denver	7	1,925	1,886	8,929	8,575	4.1%	2,211	1,797	23.0%	6,718	6,778	(0.9%)	75.2%	96.3%	95.9%	1,639	1,581
Greater New York	9	496	496	4,427	4,425	—%	1,507	1,423	5.9%	2,920	3,002	(2.7%)	66.0%	94.9%	95.9%	3,135	3,102
Greater Washington, DC	12	5,085	5,057	22,896	22,578	1.4%	6,503	6,205	4.8%	16,393	16,373	0.1%	71.6%	96.4%	96.4%	1,566	1,545
Los Angeles	10	2,965	2,964	23,386	22,484	4.0%	4,338	4,502	(3.6%)	19,048	17,982	5.9%	81.5%	96.8%	95.7%	2,717	2,642
Miami	3	873	873	5,605	5,426	3.3%	1,457	1,481	(1.6%)	4,148	3,945	5.1%	74.0%	95.8%	95.5%	2,235	2,171
Philadelphia	2	499	420	2,309	2,328	(0.8%)	667	600	11.2%	1,642	1,728	(5.0%)	71.1%	96.2%	95.4%	1,903	1,936
San Diego	6	2,001	2,001	11,243	10,779	4.3%	2,416	2,289	5.5%	8,827	8,490	4.0%	78.5%	97.3%	97.1%	1,926	1,850
Seattle	2	239	239	1,544	1,567	(1.5%)	462	482	(4.1%)	1,082	1,085	(0.3%)	70.1%	94.8%	97.3%	2,271	2,247
Other Markets	8	2,774	2,774	13,514	13,138	2.9%	3,789	3,610	5.0%	9,725	9,528	2.1%	72.0%	94.8%	94.8%	1,712	1,665
Total	95	26,367	26,220	$146,950	$142,372	3.2%	$38,496	$37,261	3.3%	$108,454	$105,111	3.2%	73.8%	96.3%	95.9%	$1,940	$1,887

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including such reimbursements in revenue would have resulted in same store revenue growth of 3.2% and same store expense growth of 3.3%. The table below presents growth in revenue inclusive of utility reimbursements by market:

		Revenue Growth
		2Q 2017 to 2Q 2018

	Atlanta	0.9%
	Bay Area	4.7%
	Boston	5.0%
	Chicago	2.4%
	Denver	4.2%
	Greater New York	0.3%
	Greater Washington, DC	1.8%
	Los Angeles	4.1%
	Miami	3.4%
	Philadelphia	(0.9%)
	San Diego	4.0%
	Seattle	(1.1%)
	Other Markets	2.3%
	Total	3.2%

25

Supplemental Schedule 6(b)

Same Store Operating Results
Three Months Ended June 30, 2018 Compared to Three Months Ended March 31, 2018
(proportionate amounts, in thousands, except community, home and per home data) (unaudited)

				Revenue, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements [1]			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home [1]
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	2Q 2018	1Q 2018	Growth	2Q 2018	1Q 2018	Growth	2Q 2018	1Q 2018	Growth	2Q 2018	2Q 2018	1Q 2018	2Q 2018	1Q 2018

Atlanta	5	817	817	$4,039	$3,944	2.4%	$1,551	$1,527	1.6%	$2,488	$2,417	2.9%	61.6%	94.6%	95.4%	$1,742	$1,687
Bay Area	8	1,432	1,432	12,552	12,360	1.6%	2,554	2,543	0.4%	9,998	9,817	1.8%	79.7%	97.9%	97.5%	2,984	2,952
Boston	14	4,379	4,379	22,580	22,162	1.9%	7,201	7,522	(4.3%)	15,379	14,640	5.0%	68.1%	96.2%	95.9%	1,787	1,759
Chicago	9	2,882	2,882	13,926	13,773	1.1%	3,840	3,634	5.7%	10,086	10,139	(0.5%)	72.4%	96.8%	96.7%	1,664	1,648
Denver	7	1,925	1,886	8,929	8,727	2.3%	2,211	2,713	(18.5%)	6,718	6,014	11.7%	75.2%	96.3%	94.9%	1,639	1,626
Greater New York	9	496	496	4,427	4,411	0.4%	1,507	1,580	(4.6%)	2,920	2,831	3.1%	66.0%	94.9%	96.4%	3,135	3,076
Greater Washington, DC	12	5,085	5,057	22,896	22,598	1.3%	6,503	6,146	5.8%	16,393	16,452	(0.4%)	71.6%	96.4%	96.4%	1,566	1,545
Los Angeles	10	2,965	2,964	23,386	23,005	1.7%	4,338	4,561	(4.9%)	19,048	18,444	3.3%	81.5%	96.8%	96.8%	2,717	2,672
Miami	3	873	873	5,605	5,603	—%	1,457	1,508	(3.4%)	4,148	4,095	1.3%	74.0%	95.8%	97.9%	2,235	2,185
Philadelphia	2	499	420	2,309	2,302	0.3%	667	662	0.8%	1,642	1,640	0.1%	71.1%	96.2%	96.7%	1,903	1,888
San Diego	6	2,001	2,001	11,243	11,087	1.4%	2,416	2,317	4.3%	8,827	8,770	0.6%	78.5%	97.3%	97.0%	1,926	1,905
Seattle	2	239	239	1,544	1,543	0.1%	462	482	(4.1%)	1,082	1,061	2.0%	70.1%	94.8%	92.8%	2,271	2,319
Other Markets	8	2,774	2,774	13,514	13,339	1.3%	3,789	3,728	1.6%	9,725	9,611	1.2%	72.0%	94.8%	95.2%	1,712	1,684
Total	95	26,367	26,220	$146,950	$144,854	1.4%	$38,496	$38,923	(1.1%)	$108,454	$105,931	2.4%	73.8%	96.3%	96.3%	$1,940	$1,913

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including such reimbursements in revenue would have resulted in same store revenue growth of 1.0% and same store expense growth of (2.2%). The table below presents growth in revenue inclusive of utility reimbursements by market:

		Revenue Growth
		1Q 2018 to 2Q 2018

	Atlanta	1.8%
	Bay Area	1.5%
	Boston	1.5%
	Chicago	0.2%
	Denver	1.7%
	Greater New York	0.5%
	Greater Washington, DC	1.2%
	Los Angeles	1.7%
	Miami	0.7%
	Philadelphia	(3.2%)
	San Diego	1.9%
	Seattle	0.1%
	Other Markets	(0.9%)
	Total	1.0%

26

Supplemental Schedule 6(c)

Same Store Operating Results
Six Months Ended June 30, 2018 Compared to Six Months Ended June 30, 2017
(in thousands, except community, home and per home data) (unaudited)

				Revenue			Expenses			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Share of Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	YTD 2Q 2018	YTD 2Q 2017	Growth	YTD 2Q 2018	YTD 2Q 2017	Growth	YTD 2Q 2018	YTD 2Q 2017	Growth	YTD 2Q 2018	YTD 2Q 2018	YTD 2Q 2017	YTD 2Q 2018	YTD 2Q 2017

Atlanta	5	817	817	$7,983	$7,955	0.4%	$3,078	$3,041	1.2%	$4,905	$4,914	(0.2%)	61.4%	95.0%	95.2%	$1,715	$1,704
Bay Area	8	1,432	1,432	24,912	23,836	4.5%	5,097	5,289	(3.6%)	19,815	18,547	6.8%	79.5%	97.7%	96.0%	2,968	2,891
Boston	14	4,379	4,379	44,742	43,045	3.9%	14,723	14,323	2.8%	30,019	28,722	4.5%	67.1%	96.1%	95.4%	1,773	1,717
Chicago	9	2,882	2,882	27,699	27,073	2.3%	7,474	7,611	(1.8%)	20,225	19,462	3.9%	73.0%	96.7%	97.0%	1,656	1,614
Denver	7	1,925	1,886	17,656	16,994	3.9%	4,924	3,921	25.6%	12,732	13,073	(2.6%)	72.1%	95.6%	95.4%	1,632	1,573
Greater New York	9	496	496	8,838	8,821	0.2%	3,087	2,988	3.3%	5,751	5,833	(1.4%)	65.1%	95.6%	95.8%	3,105	3,095
Greater Washington, DC	12	5,085	5,057	45,494	44,963	1.2%	12,649	12,244	3.3%	32,845	32,719	0.4%	72.2%	96.4%	96.5%	1,555	1,535
Los Angeles	10	2,965	2,964	46,391	44,876	3.4%	8,899	9,080	(2.0%)	37,492	35,796	4.7%	80.8%	96.8%	95.8%	2,695	2,634
Miami	3	873	873	11,208	10,784	3.9%	2,965	2,869	3.3%	8,243	7,915	4.1%	73.5%	96.8%	95.7%	2,210	2,152
Philadelphia	2	499	420	4,611	4,703	(2.0%)	1,329	1,208	10.0%	3,282	3,495	(6.1%)	71.2%	96.5%	95.7%	1,896	1,949
San Diego	6	2,001	2,001	22,330	21,444	4.1%	4,733	4,626	2.3%	17,597	16,818	4.6%	78.8%	97.1%	97.0%	1,915	1,842
Seattle	2	239	239	3,087	3,076	0.4%	944	968	(2.5%)	2,143	2,108	1.7%	69.4%	93.8%	96.4%	2,295	2,227
Other Markets	8	2,774	2,774	26,853	26,012	3.2%	7,517	7,207	4.3%	19,336	18,805	2.8%	72.0%	95.0%	94.6%	1,698	1,653
Total	95	26,367	26,220	$291,804	$283,582	2.9%	$77,419	$75,375	2.7%	$214,385	$208,207	3.0%	73.5%	96.3%	95.9%	$1,927	$1,879

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including such reimbursements in revenue would have resulted in same store revenue growth of 3.0% and same store expense growth of 3.2%. The table below presents growth in revenue inclusive of utility reimbursements by market:

		Revenue Growth
		YTD 2Q 2017 to YTD 2Q 2018

	Atlanta	0.1%
	Bay Area	4.4%
	Boston	4.1%
	Chicago	2.5%
	Denver	4.0%
	Greater New York	0.3%
	Greater Washington, DC	1.4%
	Los Angeles	3.6%
	Miami	3.9%
	Philadelphia	(1.2%)
	San Diego	4.1%
	Seattle	0.9%
	Other Markets	3.7%
	Total	3.0%

27

Supplemental Schedule 6(d)

Same Store Operating Expense Detail
(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	2Q 2018	% of Total	2Q 2017	$ Change	% Change
Operating expenses [1]	$19,818	51.6%	$19,307	$511	2.6%
Real estate taxes	13,989	36.3%	13,716	273	2.0%
Utility expense, net of reimbursement [2]	2,976	7.7%	2,884	92	3.2%
Insurance	1,713	4.4%	1,354	359	26.5%
Total	$38,496	100.0%	$37,261	$1,235	3.3%

Sequential Comparison

	2Q 2018	% of Total	1Q 2018	$ Change	% Change
Operating expenses [1]	$19,818	51.6%	$18,819	$999	5.3%
Real estate taxes	13,989	36.3%	14,903	(914)	(6.1%)
Utility expense, net of reimbursement [2]	2,976	7.7%	3,545	(569)	(16.1%)
Insurance	1,713	4.4%	1,656	57	3.4%
Total	$38,496	100.0%	$38,923	$(427)	(1.1%)

Year-To-Date Comparison

	YTD 2Q 2018	% of Total	YTD 2Q 2017	$ Change	% Change
Operating expenses [1]	$38,637	49.9%	$37,865	$772	2.0%
Real estate taxes	28,892	37.3%	27,796	1,096	3.9%
Utility expense, net of reimbursement [2]	6,521	8.4%	6,516	5	0.1%
Insurance	3,369	4.4%	3,198	171	5.3%
Total	$77,419	100.0%	$75,375	$2,044	2.7%

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs and other property related operating expenses.
[2]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation.

28

Supplemental Schedule 7(a)

Real Estate Portfolio Data by Market
Three Months Ended June 30, 2018 Compared to Three Months Ended June 30, 2017
(unaudited)

	Three Months Ended June 30, 2018					Three Months Ended June 30, 2017
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home [1]	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Revenue per Aimco Apartment Home [1]

Atlanta	5	817	817	1.6%	$1,699	5	817	817	1.6%	$1,670
Bay Area	16	3,236	3,236	12.9%	2,917	16	3,236	3,236	12.3%	2,799
Boston	15	4,689	4,689	11.3%	1,943	15	4,689	4,689	11.1%	1,832
Chicago	10	3,246	3,246	6.9%	1,659	10	3,246	3,246	6.9%	1,626
Denver	8	2,151	2,112	4.2%	1,639	8	2,065	2,026	4.8%	1,569
Greater New York	18	1,040	1,040	3.8%	3,373	18	1,040	1,040	4.1%	3,328
Greater Washington, DC	13	5,833	5,805	11.6%	1,539	14	5,478	5,430	11.6%	1,548
Los Angeles	13	4,347	4,346	18.4%	2,952	13	4,347	3,696	15.1%	2,774
Miami	5	2,661	2,650	6.5%	2,195	5	2,638	2,627	7.0%	2,218
Philadelphia	9	3,459	3,380	7.8%	2,151	6	3,244	3,165	7.1%	1,834
San Diego	12	2,423	2,353	6.3%	1,876	12	2,423	2,353	6.6%	1,804
Seattle	2	239	239	0.6%	2,271	2	239	239	0.7%	2,247
Other Markets	12	3,756	3,727	8.1%	1,726	17	5,725	5,617	11.1%	1,517
Total [2]	138	37,897	37,640	100.0%	$2,090	141	39,187	38,181	100.0%	$1,950

[1]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents, which were previously included in revenue. 2017 amounts have been revised to conform to this presentation. Including these reimbursements in revenue would have resulted in total Average Revenue per Aimco Apartment Home of $2,174 and $2,104 for the quarters ended June 30, 2018 and 2017, respectively.

[2]	Real Estate portfolio information presented above includes those apartment communities in which Aimco held an equity interest as of the end of each period presented.

29

Supplemental Schedule 7(b)

Real Estate Portfolio Data by Market
First Quarter 2018 Market Information
(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States. The schedule below illustrates Aimco’s Real Estate portfolio quality based on first quarter 2018 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove apartment communities sold through the current quarter, if any.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 25 years.

	Three Months Ended March 31, 2018
	Apartment Communities [1]	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI	Average Rent per Aimco Apartment Home [2]	Market Rent [3]	Percentage of Market Rent Average	Average Age of Apartment Communities
Atlanta	5	817	817	1.6%	$1,595	$1,073	148.6%	22
Bay Area	16	3,236	3,236	13.2%	2,779	2,741	101.4%	22
Boston	15	4,689	4,689	11.3%	1,808	2,152	84.0%	31
Chicago	10	3,246	3,246	7.2%	1,522	1,307	116.4%	23
Denver	8	2,151	2,112	3.9%	1,487	1,253	118.7%	20
Greater New York [4]	18	1,040	1,040	3.8%	3,212	3,033	105.9%	22
Greater Washington, DC	13	5,833	5,805	11.5%	1,469	1,688	87.0%	48
Los Angeles	13	4,347	4,346	18.5%	2,787	1,811	153.9%	13
Miami	5	2,655	2,644	6.9%	2,016	1,416	142.4%	25
Philadelphia	5	2,796	2,717	6.3%	1,837	1,254	146.5%	27
San Diego	12	2,423	2,353	6.5%	1,749	1,682	104.0%	28
Seattle	2	239	239	0.7%	2,115	1,648	128.3%	4
Other Markets	12	3,756	3,727	8.6%	1,588	1,336	118.9%	25
Total	134	37,228	36,971	100.0%	$1,945	$1,735	112.1%	25

[1]	The portfolio information presented above includes all Real Estate apartment communities in which Aimco held an equity interest as of March 31, 2018.
[2]	Represents rents, after concessions and vacancy loss, divided by Aimco Share of Apartment Homes. Does not include other rental income.
[3]	1Q 2018 per REIS.
[4]
Average age for the New York portfolio has been adjusted based on the assessment of a third-party appraiser to better reflect the economic age of the apartment communities. The appraiser’s analysis accounted for the conditions of the communities, Aimco’s overall capital investment in the communities and the remaining useful life of the depreciable components of the communities.

30

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity
(dollars in millions, except average revenue per home) (unaudited)

Real Estate Disposition and Acquisition Activity

Second Quarter 2018 Dispositions

Aimco did not sell any apartment communities from its Real Estate portfolio during the three months ending June 30, 2018.
Full Year 2018 Dispositions

Number of Apartment Communities	Number of Apartment Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Free Cash Flow Cap Rate [1]	Property Debt	Net Sales Proceeds [2]	Aimco Net Proceeds [3]	Average Revenue per Home
3	513	85%	$71.9	6.2%	5.3%	$—	$70.2	$64.6	$1,387

During 2018, Aimco completed the previously announced sale of its interests in the entities owning the La Jolla Cove property in settlement of legal actions filed in 2014 by a group of disappointed buyers who had hoped to acquire the property. Aimco provided seller financing with a notional value of $49 million and received net cash proceeds of approximately $5 million in the sale.

2018 Acquisitions

Apartment Community Name		Location		Quarter Acquired	Month Acquired	Apartment Homes	Purchase Price	Average Rent per Apartment Home [6]
Bent Tree Apartments		Fairfax County, VA		1st	February	$748	$160	$1,426	[7]
Philadelphia Portfolio		Philadelphia, PA		2nd	May	665	308	2,473	[8]

[1] During 2018, Aimco sold three apartment communities, two of which are located in southern Virginia and one located in suburban Maryland.
[2] NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by Aimco gross proceeds.
[3] Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
[4] Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
[5] Aimco Net Proceeds are Net Sales Proceeds adjusted for distributions made to noncontrolling interests in real estate partnerships.
[6] Represents average rent per apartment home for leases in place at the time of acquisition.
[7] Before consideration of capital enhancement opportunities, new lease rents are 5% higher than expiring leases, as compared to new lease rents that have decreased elsewhere in Northern Virginia.
[8] The Philadelphia Portfolio includes three apartment communities located in Center City, Philadelphia and one apartment community located in University City, Philadelphia. The amount presented is the weighted average rent per apartment home for these four communities.

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Supplemental Schedule 9

Real Estate Capital Additions Information
Three and Six Months Ended June 30, 2018
(consolidated amounts in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), Redevelopment, Development or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item consumed prior to Aimco’s period of ownership.

	Three Months Ended June 30, 2018	Six Months Ended June 30, 2018
Capital Additions
Capital Replacements
Buildings and grounds	$5,555	$9,509
Turnover capital additions	1,554	3,039
Capitalized site payroll and indirect costs	965	2,021
Capital Replacements	8,074	14,569
Capital Improvements	3,787	5,600
Capital Enhancements	27,294	45,927
Redevelopment	30,510	70,692
Development	11,696	17,416
Casualty	2,214	4,149
Total [1]	$83,575	$158,353

Total apartment homes	36,330	36,330
Capital Replacements per apartment home	$222	$401

[1]	For the three and six months ended June 30, 2018, capital additions for Aimco’s Real Estate portfolio include $2 million and $4 million of capitalized interest costs, respectively.

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Supplemental Schedule 10

Redevelopment Portfolio												(Page 1 of 4)
As of June 30, 2018
(dollars in millions, except per home information) (unaudited)

Aimco executes redevelopments using a range of approaches. Aimco prefers to limit risk by executing redevelopments using a phased approach, in which it renovates an apartment community in stages. Smaller phases provide Aimco the flexibility to maintain current earnings while aligning the timing of the completed apartment homes with market demand. The following table summarizes value-creating investments related to redevelopments of this nature.

			Number of Apartment Homes		Percentage of Completed Homes Leased	Potential Net Investment [1]	Inception-to-Date Net Investment
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed				Current Project Scope
Bay Parc	Miami, FL	474	15	15	93%	$20.0	$19.4	Amenities and renovation of one floor of apartment homes
Calhoun Beach Club	Minneapolis, MN	332	275	59	95%	28.7	10.5	Common areas plus renovation of apartment homes
Flamingo South Beach	Miami, FL	1,315	—	—	—%	9.7	8.8	Common areas only
Palazzo West at The Grove	Los Angeles, CA	521	389	278	98%	24.5	18.3	Renovation of apartment homes
Saybrook Pointe	San Jose, CA	324	324	297	100%	18.3	16.5	Renovation of apartment homes and amenities
Yorktown	Lombard, IL	364	292	143	97%	25.7	19.4	Renovation of apartment homes and amenities
Other [2]	Various	945	92	43	95%	12.9	10.5	Various
Total		4,275	1,387	835		$139.8	$103.4

Aimco undertakes ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with the redevelopment of an existing apartment community or, on a more limited basis, at a new location. When smaller redevelopment phases are not possible, Aimco may engage in redevelopment activities where an entire building or community is vacated. The following table summarizes value-creating investments related to these developments and redevelopments.

											Average Revenue per Apartment Home Redeveloped or Constructed [3]
			Number of Apartment Homes		Percentage of Completed Homes Leased	Estimated Net Investment	Inception-to-Date Net Investment
	Location	Total Apartment Homes	Approved for Redevelopment / To Be Constructed	Homes Completed				Initial Occupancy	Stabilized Occupancy	NOI Stabilization	Prior to Investment	Expected Stabilized	Expected Incremental Commercial Revenue
Anschutz Expansion	Aurora, CO	253	253	—	—%	$87.0	$3.2	3Q 2020	3Q 2021	4Q 2022	n/a	$2,350	$0.1
Parc Mosaic	Boulder, CO	226	226	—	—%	117.0	39.8	2Q 2019	4Q 2020	1Q 2022	n/a	3,010	n/a
Park Towne Place	Philadelphia, PA	940	940	802	90%	176.0	167.2	3Q 2015	1Q 2019	2Q 2020	1,590	2,545	0.2
Total		1,419	1,419	802		$380.0	$210.2

Total		5,694	2,806	1,637		$519.8	$313.6

[1]	Potential net investment relates to the current phase of the redevelopment.
[2]	Includes Broadway Lofts located in San Diego, and Villas at Park La Brea and Palazzo East at Park La Brea, both located in Los Angeles.
[3]
In 2018, Aimco changed its presentation of revenues and expenses to reflect utilities costs net of amounts reimbursed by residents. Reimbursed utilities are excluded from the calculation of Average Revenue per Apartment Home. This change has no effect on Aimco’s expected rental rates.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

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Supplemental Schedule 10 (Continued)

Redevelopment Valuation Information				(Page 2 of 4)
(proportionate amounts, dollars in millions) (unaudited)

	June 30, 2018
	Occupancy Stabilized Communities		Communities Under Construction or in Lease-up	Total Redevelopment/Development Portfolio
Proportionate Property NOI
Proportionate Property NOI	$5.9		$23.9	$29.8

Occupancy Stabilized Communities
Annualized second quarter 2018 Proportionate Property NOI	$23.6
Range of applicable NOI capitalization rates	4.50% to 5.00%	[1]

Communities Under Construction or in Lease-up
Pre-redevelopment Proportionate Property NOI	$99.1

Inception-to-date net investment - Aimco share	$313.6
Projected NOI yield on incremental investment at stabilization	6.1%
Projected proportionate incremental stabilized property NOI	$19.1

Total estimated post redevelopment Proportionate Property NOI	$118.2

Range of applicable NOI capitalization rates	4.35% to 4.70%	[2]

[1]
Occupancy stabilized communities include: One Canal, a 310-home community in Boston, Massachusetts and The Sterling, a 534-home community in Center City Philadelphia. Average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for Second Half 2017, NOI weighted capitalization rates may range from 4.50% - 5.00%.

[2]	These communities are located in high-quality submarkets including:
	Location	Submarket
	Boulder, CO	Boulder
	Lombard, IL	Central DuPage County
	Los Angeles, CA	Mid-Wilshire
	Miami, FL	Downtown/South Beach
	Minneapolis, MN	Uptown/St. Louis Park
	Philadelphia, PA	Center City
	San Diego, CA	Downtown/Coronado
	San Jose, CA	South San Jose

Projected stabilized average rents for these communities are greater than 125% of their respective local market average rents, making these communities, on average, "A" quality as defined by Aimco. Based on these factors, and information provided by the CBRE North American Cap Rate Study for Second Half 2017, NOI weighted capitalization rates may range from 4.35% - 4.70%.

Aimco estimates the fair value of occupancy stabilized communities by annualizing the most recent quarter’s Proportionate Property NOI and applying an appropriate capitalization rate. Aimco estimates the fair value for the communities under construction or in lease-up by discounting projected future cash flows through community stabilization. See Aimco’s March 31, 2018 NAV Presentation on Aimco’s website at investors.aimco.com for additional information. The fair value of these communities may also be derived by applying an appropriate capitalization rate to estimated post redevelopment Proportionate Property NOI. The post redevelopment Proportionate Property NOI may be calculated as the combination of Pre-redevelopment Proportionate Property NOI (defined on the next page) and the projected proportionate incremental stabilized property NOI as estimated based on the projected yield on current inception-to-date investment.

See the following pages for Terms and Definitions and a Description of Redevelopment Projects.

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Supplemental Schedule 10 (Continued)

Redevelopment Portfolio	(Page 3 of 4)

Terms and Definitions
Estimated Net Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).
NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.
Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, excluding rent and other rental income from commercial leases (which are presented separately on page 1 of this schedule). Also, beginning in 2018, resident utility reimbursements are excluded from this calculation. The amounts presented in the schedule have been revised for this change. Projections of stabilized revenues per apartment home are based on management’s judgment at the start of a redevelopment or development project. These projections consider factors including but not limited to: current rent; other rental income expectations; and revenue achievement to date as compared to current market rents.

Pre-redevelopment Proportionate Property NOI - estimated by applying (a) market revenue and expense growth rates derived from third-party information for the period immediately preceding construction through the current period to (b) Proportionate Property NOI results immediately preceding construction.

Projected Stabilized NOI Yield on Incremental Investment - for redevelopment projects, represents projected stabilized incremental net operating income (including commercial lease income) as a percentage of the Estimated Net Investment. Projected incremental net operating income for redevelopment projects includes the estimated stabilized rate increase that is expected to be achieved and the estimated expense savings resulting from the redevelopment. For development projects, this represents projected stabilized net operating income as a percentage of the Estimated Net Investment.

Occupancy Stabilized Communities - includes communities classified as part of Redevelopment/Development for which construction has been completed, but for which the requirements to be reclassified into Same Store have not yet been met.

Communities Under Construction or in Lease-up - represents communities classified as part of Redevelopment/Development and included in Supplemental Schedule 10, as well as other communities classified as Redevelopment/Development that are smaller in scope and therefore not included in Supplemental Schedule 10.

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Supplemental Schedule 10 (Continued)

Project Summaries	(Page 4 of 4)

Anschutz Expansion Aurora, CO
During the second quarter, Aimco approved the ground-up construction of a 253-apartment home community located within the University of Colorado Anschutz Medical Campus and immediately adjacent to Aimco’s 21 Fitzsimons apartment community. The net investment is projected to be $87 million and Aimco anticipates development will commence in the fourth quarter 2018, following acquisition of the land in the third quarter 2018.

Bay Parc Miami, FL
The current phase of the redevelopment was substantially completed in the second quarter and includes: improvements to the leasing and lobby areas; apartment homes on one floor; redesign of the retail space including addition of a street café; updated landscaping; and expansion of the pool deck. Aimco is evaluating the next phase of this redevelopment, which would include the redevelopment of apartment homes on additional floors of the building.

Calhoun Beach Club Minneapolis, MN
Aimco commenced an initial phase of redevelopment, which includes upgrading the 275 homes and common areas with luxury finishes and creating limited access penthouse homes with an exclusive common area on the top two floors of the 12-story building. Redevelopment of the corridors in the 12-story building was completed during the first quarter 2018. Redevelopment of additional apartment homes is pending market conditions and demand.

Flamingo South Beach Miami, FL
The current phase of the redevelopment includes the full upgrade of the property-wide security systems, including biometrics and destination elevators, and upgrade of the common areas of the center tower and mid-rise building.

Palazzo West at The Grove Los Angeles, CA	The current phase of the project includes the renovation of 389 apartment homes on the first three floors, or 75% of the homes in the community, and enhancements to the corridors on these floors.
Parc Mosaic Boulder, CO	This is a ground-up development of a 226-apartment home community. Aimco commenced construction in the fourth quarter 2017 with completion anticipated in late 2019.
Park Towne Place Philadelphia, PA
Aimco is redeveloping the four towers at this community, one at a time. Construction of the fourth and final tower is on schedule. Lease-up is underway with 90% of the redeveloped homes leased and 28 of the homes under construction pre-leased. The estimated $176.0 million net investment for the approved phases represents a gross investment of $219.7 million, reduced by $43.7 million of historic tax credits.

Saybrook Pointe San Jose, CA	The redevelopment includes redesigning kitchens, installing new flooring, and upgrading lighting fixtures within the apartment homes and upgrades to all community amenities.
Yorktown Apartment Homes Lombard, IL
The current phase of the redevelopment includes modernization of the common areas, expansion of the fitness center, and lobby renovation. The renovation of the apartment homes includes upgraded finishes and creation of open living spaces. Redevelopment of additional apartment homes is scheduled to commence in the third quarter as the market demand supports the investment.

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GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco OP.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.
Aimco does not control the unconsolidated real estate partnerships and the calculation of Aimco’s share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.
Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets, liabilities and other items attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.
ASSET MANAGEMENT: On July 25, 2018, Aimco sold its interest in its Asset Management business. Asset Management refers generally to the activities Aimco performed in its role as general partner in partnerships holding low-income housing tax credit apartment communities, and which are structured to provide for the pass-through of tax credits and deductions to their partners. Aimco held nominal ownership positions in these partnerships, generally less than 1%. Aimco provided asset management and other services to these partnerships and received fees and other payments in return. To the extent the amounts due Aimco were not paid currently, the balances accrued and were satisfied from the partnerships’ operating or liquidating cash flow. Aimco also recognized tax credit income as the tax credits and tax deductions were delivered to the partners and was generally responsible for ensuring the underlying apartment communities complied with the requirements to earn low-income housing tax credits. Aimco’s relationship with these partnerships was different than real estate ownership and was better described as an Asset Management business, from which Aimco had limited upside or downside exposure. Aimco valued its Asset Management business based on the agreed upon sales price.

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In accordance with GAAP, Aimco consolidated most of these partnerships and their underlying apartment communities during its ownership of its Asset Management business. Aimco’s share of the results of operations of these apartment communities was approximately 95% at June 30, 2018 (inclusive of unconsolidated communities) and represents cash flows from operations that are currently available to pay fees and other amounts due under the contractual agreements.
AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing and electrical systems and other investments that are consequential in nature.
CAPITAL ADDITIONS DEFINITIONS
CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to Aimco’s period of ownership.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during Aimco’s period of ownership. CR is deducted in the calculation of AFFO.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado, flood or fire.
CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops. CE differs from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.
REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas or apartment homes.
DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with ground-up development projects.
CONTRIBUTION FROM ASSET MANAGEMENT: As presented in Supplemental Schedule 2, Contribution from Asset Management consists of FFO related to apartment communities served by Aimco’s Asset Management business; income associated with delivery of tax credits to the non-Aimco investors in the partnerships (including amounts received during the period and amounts received in previous periods); and other income; less asset management expenses (including certain allocated offsite costs related to the operation of this business).
CONTRIBUTION FROM REAL ESTATE: As presented in Supplemental Schedule 2, Contribution from Real Estate consists of property net operating income and other items of income or expense that relate to the Real Estate portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering these communities, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt.

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FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.
FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts. Preferred equity redemption related amounts (gains or losses) are items that periodically affect net income attributable to Aimco common stockholders computed in accordance with GAAP. Aimco excludes preferred equity redemption related amounts (gains or losses) from its computation of Pro forma FFO because such amounts are not representative of operating performance.
Aimco is engaged in litigation with Airbnb to protect its property right to select its residents and their neighbors. Due to the unpredictable nature of these cases and associated legal costs, Aimco excludes such costs from Pro forma FFO (adjusted for noncontrolling interests).
In connection with the sale of its Asset Management business, Aimco incurred severance costs during the second quarter 2018. Aimco excludes such costs from Pro forma FFO because it believes these costs incurred are clearly and closely related to the sale of the business.
AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests) and is Aimco’s primary measure of current period performance.
FFO, Pro forma FFO and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. FFO, Pro forma FFO and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.

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The following table reconciles GAAP net income per share to Pro forma FFO per share and AFFO per share, each as presented at the mid-point of Aimco’s guidance range:

(dollars per share) (unaudited)	Third Quarter	Full Year
	2018	2018
Net income	$3.64	$4.29
Depreciation, net	0.56	2.20
Gain on dispositions of real estate, inclusive of related income tax	(3.60)	(4.05)
Pro forma FFO	0.60	2.44
Capital Replacements, net	(0.09)	(0.31)
AFFO	$0.51	$2.13
LEVERAGE RATIO DEFINITIONS
Aimco’s leverage strategy targets the ratio of Debt and Preferred Equity to Adjusted EBITDA to be below 7.0x and the ratio of Adjusted EBITDA to Adjusted Interest and Preferred Dividends to be greater than 2.5x. Aimco also focuses on the ratios of Debt to Adjusted EBITDA and Adjusted EBITDA Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality.
Aimco leverage includes Aimco’s share of long-term, non-recourse property debt secured by apartment communities in the Real Estate portfolio, its term loan, outstanding borrowings on its revolving credit facility, and outstanding preferred equity. Aimco leverage excludes non-recourse property debt obligations of consolidated partnerships served by Aimco’s Asset Management business (described further under the Asset Management definition above). The value of its Asset Management business was attributed to the fees paid to Aimco from the operation and liquidation of the underlying partnerships, and the non-recourse property debt obligations of the partnerships in this business were not Aimco’s obligations and had a limited effect on the amount of fees and other amounts Aimco expected to receive under contractual agreements. Aimco derecognized these obligations in connection with the sale of its Asset Management business on July 25, 2018. Aimco reconciles consolidated balances to Aimco’s net leverage on Supplemental Schedule 5(a).
Aimco calculates Adjusted EBITDA, Pro forma EBITDA and Adjusted Interest used in its leverage ratios based on current quarter amounts, annualized.
As described further in the Leverage Ratios discussion on page 6, Aimco adjusted the calculation of the leverage ratios to a pro forma basis to reflect the impact of the July 2018 dispositions of Aimco’s Asset Management business, its four affordable apartment communities located in Hunters Point, and Chestnut Hill Village. Pro forma EBITDA has also been adjusted to reflect the acquisition of the four Philadelphia apartment communities as if the transaction had closed on April 1, 2018.

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ADJUSTED EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (ADJUSTED EBITDA): Adjusted EBITDA represents Aimco’s share of the consolidated amount of Aimco net income, adjusted to exclude the effect of the following items for the reasons set forth below:

•
Adjusted Interest Expense, defined below, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s indebtedness with that of other companies in the real estate industry;

•
preferred dividends, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•
income taxes, to allow investors to measure Aimco’s performance independent of income taxes, which may vary significantly from other companies within Aimco’s industry due to leverage and tax planning strategies, among other factors;

•
depreciation and amortization, gains or losses on dispositions and impairment losses related to real estate, for similar reasons to those set forth in the discussion of FFO, Pro forma FFO and AFFO above; and

•
other items, including gains on dispositions of non-depreciable assets, as these are items that periodically affect Aimco operations, but that are not necessarily representative of Aimco’s ability to service its debt obligations.

A reconciliation of net income attributable to Aimco Common Stockholders to Adjusted EBITDA and Pro forma EBITDA for Aimco’s Real Estate portfolio for the three months ended June 30, 2018 is as follows:

(in thousands) (unaudited)	Three Months Ended June 30, 2018
Net income attributable to Aimco Common Stockholders	$2,817
Adjustments:
Adjusted Interest Expense	42,425
Income tax benefit	(4,395)
Depreciation and amortization, net of noncontrolling interest	97,561
Gains on disposition and other, inclusive of related income taxes and net of noncontrolling partners’ interests	(132)
Preferred stock dividends	2,149
Net income attributable to noncontrolling interests in Aimco Operating Partnership	2,145
Adjusted EBITDA	$142,570
Pro forma adjustment (described on the preceding page)	(11,517)
Pro forma EBITDA	$131,053

Annualized Adjusted EBITDA	$570,280
Annualized Pro forma EBITDA	$524,212
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense on non-recourse property debt encumbering Real Estate apartment communities and interest on the credit facility borrowings less (i) prepayment penalties and amortization of debt issuance costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt. Adjusted Interest Expense also excludes interest expense related to non-recourse property debt obligations of consolidated partnerships served by Aimco’s Asset Management business.

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Adjusted Interest Expense and Preferred Dividends as used in the leverage ratios on Supplemental Schedule 5(a) are calculated as follows:

(in thousands) (unaudited)	Three Months Ended June 30, 2018
Interest expense per consolidated statement of operations	$49,906
Interest expense related to non-recourse property debt obligations of consolidated partnerships served by Asset Management business	(3,241)
Interest expense attributable to Real Estate portfolio	46,665
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(101)
Debt prepayment penalties and other non-interest items	(590)
Amortization of debt issue costs	(1,664)
Interest income received on securitization investment	(1,885)
Adjusted Interest Expense	$42,425
Preferred Dividends	4,083
Adjusted Interest Expense and Preferred Dividends	$46,508

Annualized Adjusted Interest Expense	$169,700
Annualized Adjusted Interest Expense and Preferred Dividends	$186,032
FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by Aimco’s Credit Agreement may differ from those used by Aimco in the calculations of its Leverage Ratios.
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.
PREFERRED EQUITY: Preferred equity represents the redemption amounts for Aimco’s Preferred Stock and the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets and on Supplemental Schedule 5(b).
PROPORTIONATE DEBT TO ADJUSTED EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a) and shown above, excluding Preferred Equity to (b) Adjusted EBITDA.
PROPORTIONATE DEBT AND PREFERRED EQUITY TO ADJUSTED EBITDA RATIO: The ratio of (a) Aimco’s share of net leverage attributable to its Real Estate portfolio as calculated on Supplemental Schedule 5(a) and shown above to (b) Adjusted EBITDA.
NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by Aimco gross proceeds.
NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.
OTHER EXPENSES, NET: Other expenses, net allocated to real estate property operating expenses and net operating income of partnerships served by Asset Management on Supplemental Schedule 2 includes

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franchise taxes, and expenses specifically related to Aimco’s administration of its real estate partnerships, for example, services such as audit, tax and legal. Other expenses, net not allocated to Real Estate or Asset Management generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.
PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.
Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its Real Estate segment using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages but excludes apartment communities that it does not consolidate. Proportionate Property NOI is defined as Aimco share of rental and other property revenue less Aimco share of property operating expenses. In its evaluation of community results, Aimco excludes from rental and other property revenues the amount of utilities cost reimbursed by residents and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2a to the proportionate amounts presented on Supplemental Schedule 6.

Real Estate Segment NOI Reconciliation
(in thousands)(unaudited)	Three Months Ended
	June 30, 2018		June 30, 2017
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements

Total attributable to Real Estate (per consolidated statements of operations)	$231,130	$76,031	$227,703	$79,082
Adjustment: Utility reimbursement attributable to Real Estate [1]	(7,406)	(7,406)	(6,823)	(6,823)
Adjustment: Sold properties and other amounts not allocated [2]	(8,460)	(7,446)	(20,248)	(14,653)
Attributable to Real Estate (per Supplemental Schedule 2)	215,264	61,179	200,632	57,606
Adjustment: proportionate adjustment [3]	(786)	(249)	(6,724)	(2,047)
Segment proportionate amounts	$214,478	$60,930	$193,908	$55,559

Same Store amounts (per Supplemental Schedule 2)	$147,627	$38,692	$143,037	$37,439
Proportionate adjustment [3]	(677)	(196)	(665)	(178)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$146,950	$38,496	$142,372	$37,261

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Real Estate Segment NOI Reconciliation
(in thousands)(unaudited)	Six Months Ended
	June 30, 2018		June 30, 2017
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements

Total attributable to Real Estate (per consolidated statements of operations)	$456,523	$154,318	$452,931	$158,708
Adjustment: Utility reimbursement attributable to Real Estate [1]	(15,414)	(15,414)	(13,847)	(13,847)
Adjustment: Sold properties and other amounts not allocated [2]	(18,745)	(18,131)	(40,129)	(29,094)
Attributable to Real Estate (per Supplemental Schedule 2)	422,364	120,773	398,955	115,767
Adjustment: proportionate adjustment [3]	(1,564)	(500)	(13,541)	(4,033)
Segment proportionate amounts	$420,800	$120,273	$385,414	$111,734

Same Store amounts (per Supplemental Schedule 2)	$293,148	$77,817	$284,943	$75,723
Proportionate adjustment [3]	(1,344)	(398)	(1,361)	(348)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$291,804	$77,419	$283,582	$75,375

[1]
Nearly two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]
Sold properties and other amounts not allocated to Real Estate includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.

[3]
Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to Aimco’s Real Estate operating segment, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate same store amounts presented on Supplemental Schedules 6.

PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its Real Estate portfolio based on average rents of its apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of the local market average, as “B” quality apartment communities those earning rents between 90% and 125% of the local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of the local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of the local market average.
REAL ESTATE: Real Estate represents Aimco’s portfolio of apartment communities diversified by both price point and geography. Real Estate includes predominantly market rate apartment communities in which Aimco holds substantial equity ownership interest, generally 100%. Aimco’s Real Estate portfolio is classified into four categories, as follows:
SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2017 and maintained it throughout the current and the comparable prior periods and (c) are not expected to be sold within 12 months.

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ACQUISITION: Includes apartment communities acquired since January 1, 2017.
REDEVELOPMENT/DEVELOPMENT: Includes apartment communities currently under construction that have not achieved a stabilized level of operations and those that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.
OTHER REAL ESTATE: Real Estate apartment communities that do not meet the Same Store, Acquisition or Redevelopment/Development definitions.
SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2017, or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately for Real Estate on a net basis on Supplemental Schedule 2. Information about property net operating income for Sold and Held For Sale Apartment Communities may be found on Supplemental Schedule 3(b).

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